U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

          David Rooker
          Amy Rooker
          Boyd Bulloch

2. Issuer Name and Ticker or Trading Symbol

          Joshua Tree Construction Inc. JSTC

3. I.R.S. Identification Number of Reporting Person, if an Entity

          (Voluntary)

4. Statement for Month/Year

          November 2001

5. If Amendment, Date of Original (Month/Year)

          N/A

6. Relationship of Reporting Person to Issuer (Check all applicable)

[X] Director [X] 10% Owner [X] Officer [_] Other (Specify below)

7. Individual or Joint/Group Filing (Check applicable line)

          [_] Form filed by One Reporting Person
          [X] Form Filed by More than One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

1.Title of   2.Transaction  3.Transaction  4.Securities         5.Amount of     6.Ownership Form:  7.Nature of
  Security     Date           Code           Acquired (A)         Securities      Direct (D) or      Indirect
 (Instr. 3)   (MM/DD/YY)     (Instr. 8)      or Disposed of (D)   Beneficially    Indirect (I)       Beneficial
                                            (Instr. 3, 4 and 5)   Owned at End   (Instr. 4)          Ownership
                                                                  of Month                          (Instr. 4)
                                                                 (Instr. 3 & 4)

                             Code  V       Amount    A/D Price

Common Stock   11/06/01      S     V       2,050,000 D   $0.041  0              D                  N/A


Table II - Derivative Securities Beneficially Owned

Not Applicable

**SIGNATURE OF REPORTING PERSON

                                        /s/David Rooker
                                        /s/Amy Rooker
                                        /s/Boyd Bulloch

                                        Dated: November 12, 2001




**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).